Exhibit (j)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-1A of Value Line Core Bond Fund and The Value Line Tax Exempt Fund, Inc. of our report dated February 22, 2019, relating to the financial statements and financial highlights, which appear in Value Line Core Bond Fund and The Value Line Tax Exempt Fund’s Annual Report on Form N-CSR for the year ended December 31, 2018. We also consent to the references to us under the headings "Financial Statements", "Independent Registered Public Accounting Firm" and "Financial Highlights" in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

New York, New York

April 26, 2019